EX-21




    SIGCORP, Inc.


    SUBSIDIARIES OF THE REGISTRANT



    Southern Indiana Gas and Electric Company


    Southern Indiana Properties, Incorporated in Indiana


    Energy Systems Group, Incorporated in Indiana


    Southern Indiana Minerals, Incorporated in Indiana


    SIGCORP Energy Services, Incorporated in Indiana


    SIGCORP Capital, Incorporated in Indiana


    SIGCORP Fuels, Incorporated in Indiana


    SIGCORP Power Marketing, Incorporated in Indiana


    SIGCORP Communications Services, Incorporated in Indiana


    SIGECO Advanced Communications, Incorporated in Indiana


    SIGCORP Environmental Services, Incorporated in Indiana